Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter


Nuveen California AMT-Free Municipal Income
Fund f/k/a
Nuveen Insured California Tax-Free Advantage Municipal
Fund

811-21212


Attached please find as an exhibit under Sub-Item 77Q1(a) of Form N-SAR a copy five Amendments to the Funds
Declaration of Trust, considered to bean amendment to the Funds Charter.